Exhibit 10.24

XCEL ENERGY INC.
2005 LONG-TERM INCENTIVE PLAN
BONUS STOCK AGREEMENT – 2011 Grant

This Agreement, dated and effective _____________, 2011, by and between Xcel Energy Inc., a Minnesota corporation (together with its affiliates and subsidiaries, referred to as “Xcel Energy”) and [participant] (the “Participant”) evidences an award of bonus stock and the applicable terms and conditions of the award.

1.             Bonus Stock Awarded. Xcel Energy awards you as a Participant [#] shares of Common Stock of Xcel Energy (the “Bonus Stock”) pursuant to the Xcel Energy Inc. 2005 Long-Term Incentive Plan as amended and restated effective February 17, 2010 (the “Plan”), subject to the terms and conditions of the Plan and this Agreement.

2.             Vesting and Issuance of Bonus Stock.

(a)	The Bonus Stock shall be vested immediately upon the date of grant set forth above.

(b)
As soon as administratively feasible following the execution of this Agreement, Xcel Energy shall issue, or cause to be issued, the Bonus Stock.  The Participant agrees to execute such further instruments and to take such further actions as the Committee may deem necessary or advisable for purposes of facilitating the enforcement of this Bonus Stock Agreement.

(c)	Shares of Bonus Stock are to be valued using the Fair Market Value of a share as defined in the Plan.

3.             Recoupment.  Xcel Energy may recover any cash or shares of Bonus Stock awarded under this Agreement, or proceeds from the sale of such shares of Bonus Stock, to the extent required by any rule of the SEC or any listing standard of the New York Stock Exchange, including any rule or listing standard requiring recovery of incentive compensation in connection with an accounting restatement due to material noncompliance of Xcel Energy with any financial reporting requirement under the securities laws, which recovery shall be subject to the terms of any policy of Xcel Energy implementing such rule or listing standard; provided that, in any event, Xcel Energy may recover cash or shares of Bonus Stock awarded under this Agreement, or proceeds from the sale of such shares of Bonus Stock, from a Participant who is terminated from Xcel Energy for fraud or misconduct.

4.             Withholding. Xcel Energy may require the Participant to remit to it, or may withhold from the award of Bonus Stock or from the Participant’s other compensation, an amount sufficient to satisfy any applicable federal, state, local tax, employment, FICA or other mandated withholding requirements in regard to the award in the year or years the award becomes taxable to the Participant. Participant may elect in accordance with the Plan to satisfy the withholding requirement, in whole or in part, by having Xcel Energy withhold shares of Bonus Stock from the award at the rate the Committee determines satisfies applicable withholding requirements of the Code. For this purpose, shares of Bonus Stock are to be valued using the Fair Market Value of a share as defined in the Plan.  If no election is made, the Participant will be deemed to have elected shares of Bonus Stock to be withheld.

5.             Plan and Plan Interpretations as Controlling. The Bonus Stock hereby awarded and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Committee or its designee shall be binding and conclusive upon the Participant or his legal representatives with regard to any question arising hereunder or under the Plan.

6.             Participant Service. Nothing in this Agreement shall limit the right of Xcel Energy or any of its subsidiaries to terminate the Participant’s service as an officer or employee, or otherwise impose upon Xcel Energy or any of its subsidiaries any obligation to employ or accept the services of the Participant.

7.             Participant Acceptance. The Participant must accept the terms and conditions of this Agreement by signing in the space provided below and returning a signed copy to Xcel Energy within the time frames specified by the Executive Compensation department.

8.             Mandatory Binding Arbitration. The Participant agrees that any and all disputes related to an award of Bonus Stock including but not limited to, eligibility, vesting, distribution and payment, withholding, targets, effect of termination of employment or rights related to an amendment or termination of the Plan, will be subject to mandatory binding arbitration in Minneapolis, Minnesota before the American Arbitration Association. Participant agrees that the Participant will be responsible for bearing his or her share of the costs to arbitrate.

IN WITNESS WHEREOF, the parties hereto have caused this Bonus Stock Agreement to be executed as of the date first above written.

XCEL ENERGY INC.

By:
Marvin E. McDaniel, Jr. - Vice President of Xcel Energy Services Inc.

ACCEPTED:

Participant Signature and Date